November 30, 2007
VIA HAND DELIVERY
     Re: Separation and Release Agreement
Dear Keith A. Sawottke:
On behalf of RSC Holdings Inc. (the “Company”), I am writing to set forth the terms and conditions of the Separation and Release Agreement (the “Separation Agreement”) that the Company is offering to you with respect to your employment transition. As set forth below, this Separation Agreement is intended to modify, supplement and enhance the Amended and Restated Executive Employment and Noncompetition Agreement that you entered into with the Company effective as of November 28, 2006 (the “Employment Agreement”), which is attached hereto as Exhibit A.
     1. Employment Status, Final Payments, Transition.
          (a) Resignation. You acknowledge and agree that, effective November 30, 2007 (the “Resignation Date”), you will resign from your position as Chief Financial Officer (“CFO”) of the Company and from any other office or position you may hold with the Company or with any of the Company’s affiliated entities. Following the Resignation Date, you will not be employed in any position with the Company or its affiliated entities.
          (b) Accrued Salary and Vacation. On the Resignation Date, the Company will pay you all salary earned through the Resignation Date, subject to standard payroll deductions and withholdings. No later than the next regular payroll date after the Resignation Date, the Company will pay you all of your accrued and unused vacation, subject to standard deductions and withholdings. You are entitled to these payments by law and pursuant to the Company’s policies and practices.
          (c) Expense Reimbursements. Within thirty (30) days after the Resignation Date, you shall submit expense reports to the Company seeking reimbursement for any business expenses incurred through the Resignation Date. The Company will reimburse you for these business expenses, pursuant to its standard policies and practices, within fifteen (15) business days after the submission of your expense report.
          (d) Transition Duties. In consideration for the Severance Benefits (defined in Section 2 herein) provided in this Resignation Agreement, you agree to provide transition support (“Transition Duties”) through the later of March 1, 2008 or the date (the “10-K Date”) the Company files its next form 10-K (currently projected to occur on or about February 27, 2008). Your Transition Duties shall include but not be limited to: (i) performing any and all duties requested of you by the Company’s Chief Executive Officer (“CEO”) and/or the successor CFO; (ii) taking all steps satisfactory to the Company to ensure the orderly transition of all matters that you have handled during the course of your employment with the Company; and (iii) providing transition briefing information as requested by the Company (the “Transition Duties”). Such Transition Duties shall not, in any week, exceed 20% of the average weekly time that you previously devoted to performance of your duties for the Company.
     2. Severance Benefits. If you sign, date and return this fully executed Separation Agreement to the Company’s CEO and allow it to become effective, the Company will provide you with the following severance benefits (the “Severance Benefits”):
          (a) Severance Payments. Following the Resignation Date, the Company will pay you severance in the form of continuation of your base salary in effect on the Resignation Date (i.e., at the rate of $249,100 per annum) for thirty (30) months (the “Severance Payments”). The Severance Payments will be subject to standard payroll deductions and withholdings. Except as otherwise set forth below, the Severance Payments will be paid in substantially equal installments on the Company’s normal payroll schedule over the thirty (30) month period following the Resignation Date (the “Severance Period”).
The Company has determined that you are a “specified employee” of the Company as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code (“Section 409A”) and that the Severance Payments are subject to a six month delay of payment. Accordingly, to avoid imposition of taxes under Section 409A, on the first business day after the sixth month following your Resignation Date (the “Six Month Date”), the Company will pay you a lump sum of $124,550 (which is six months of your base salary), subject to standard payroll deductions and withholdings. Thereafter, the Company will pay the remaining twenty-four (24) months of Severance Payments ($498,200) in substantially equal installments on the Company’s normal payroll schedule, subject to standard payroll deductions and withholdings. The total amount of Severance Payments is Six Hundred Twenty Two Thousand, Seven Hundred Fifty Dollars ($622,750), subject to standard payroll deductions and withholdings.
          (b) Severance Bonus. Within five (5) business days after the Effective Date of this Resignation Agreement (as defined in Section 10(d)), the Company will pay you a lump sum of $100,000, subject to standard payroll deductions and withholdings (the “Severance Bonus”). This Severance Bonus is in lieu of any 2007 pro-rated bonus you would have received pursuant to the Company’s Variable Compensation Plan. The Severance Bonus payment set forth in this Section 2(b) is intended to be a separate payment (as defined in Treasury Regulation 1.409A-2(b)(2)) from the payments described in Section 2(a) above for purposes of the “short term deferral rule” under Treasury Regulations Section 1.409A-1(b)(4).
          (c) Health Insurance. As an additional severance benefit, the Company will pay continued health insurance coverage premiums for medical, dental and vision coverage (at the same level of coverage and paid in the same manner and amount as during your active employment) for up to thirty (30) months or until the date that you become eligible for group health insurance coverage through a new employer. You agree to provide prompt written notice to the Company in the event that you become eligible for group health insurance coverage through a new employer. The thirty (30) months of continued health insurance coverage will be provided as follows: (i) for the initial twelve (12) months, you will receive continued health insurance coverage through the Company’s regular payroll process (the “Initial Healthcare

Period”); (ii) thereafter, on or after the Initial Healthcare Period, if you timely elect continued group health insurance coverage pursuant to COBRA, the Company agrees to pay directly to the appropriate insurance company(ies) (or to reimburse you for) your COBRA premiums sufficient to continue your group health insurance coverage for up to an additional eighteen (18) months.
          (d) Stock Vesting and Exercise. Upon the Effective Date (as defined in Section 10(d)), you will (retroactive to the Resignation Date) no longer be required to provide services as an employee or consultant, other than that provided for herein, to the Company in order to become eligible for vesting of 100,000 of your time-based option shares (the “Unvested Shares”) which were unvested as of the Resignation Date. Your Unvested Shares will not become vested or exercisable unless and until the later of March 1, 2008 or the date the Company files its next form 10-K (the “10-K Date”) (currently projected to occur on or about February 27, 2008) and you have not breached any of the terms of this Separation Agreement. You acknowledge that the Company makes no representation with respect to when the 10-K Date will actually occur. All other unvested stock options or restricted stock which you may have been granted will be forfeited as of the Resignation Date (including but not limited to your approximate 200,000 plus performance-based option shares). Your exercise period on all vested shares will be determined by the terms of your applicable grant agreements and the Company’s equity incentive plan.
          (e) Subscription Agreement Waiver. In the event that the Company files its next 10-K (currently projected to occur on or about February 27, 2008) and you have not breached any of the terms of this Separation Agreement, then on the later of March 1, 2008 or the 10-K Date, the Company will waive its right to enforce the restrictions set forth in the first sentence of Section 4(a) (Restriction of Transfer of Shares) of the Employee Stock Subscription Agreement which you entered into with the Company (attached hereto as Exhibit B).
          (f) Financial Planning Allowance. The Company will pay any amount of your 2007 $2,500 financial planning services allowance that has not been used as of your Resignation Date. This amount will be paid on the Six Month Date.
          (g) Outplacement Services. The Company will provide you with outplacement services comparable to that provided to similarly situated executives (for a maximum period of nine (9) months), having a maximum cost to the Company of $9,500. If you choose to utilize such services, payments will be made to the Company’s ordinary outplacement services provider. The Company will not make any cash payments directly to you.
          (h) Professional Association Fees. The Company will continue to pay (or to reimburse you for) your professional association fees for up to thirty (30) months after the Resignation Date, but only with respect to such fees that were paid or reimbursed by the Company prior to the Resignation Date. These fees will be paid, beginning with a “catch-up” payment on the Six Month Date.
          (i) Life Insurance Continuation. The Company will pay the premiums for the continuation of your life insurance coverage during the Severance Period either: (i) under the Company’s group life insurance policy, if such conversion or continuation is permitted; or (ii) if such conversion or continuation is not permitted, then it will pay the premiums for a term life insurance policy with a comparable benefit. You are not entitled to a cash payment in substitution for the life insurance premiums to be paid by the Company. As a condition to your obtaining benefits pursuant to this Section 2(i), you must comply with reasonable requests for medical information or physical examination from any insurance company prospectively issuing a policy for the coverage under this
Section 2(i).
     3. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Separation Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits after the Resignation Date (including without limitation any severance benefits set forth in your Employment Agreement), with the exception of any vested rights you may have under the express terms of a written ERISA-qualified benefit plan
(e.g., 401(k) account) or any vested stock options.
     4. Return Of Company Property. By the Resignation Date, or earlier if requested by the Company, you shall return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, compilations of data, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, by the Resignation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits provided under this Resignation Agreement.
     5. Other Obligations. You hereby acknowledge and agree to abide by your continuing obligations under Article III (Confidential Information), Article IV (Covenant Not to Compete and No Solicitation of Customers or Employees) and Section 5.7 (Duration of Obligations) of the Employment Agreement (attached hereto as Exhibit A).
     6. Mutual Nondisparagement. You agree that you will not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, whether orally or in writing, regarding the Company or its officers, directors, employees, or affiliated entities (including but not limited to the sponsors) that could reasonably be harmful to them or their reputations. The Company agrees that its officers and directors will not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, whether orally or in writing, regarding you that could reasonably be harmful to your business or personal reputation. Nothing in this section shall prohibit you or the Company or any of its officers or directors from testifying or responding truthfully in response to any court order, arbitral order, subpoena or government investigation, or in connection with any legal proceeding brought by one party against the other.
     7. Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company or its officers, directors, or affiliated entities, nor shall you induce or encourage any person or entity to bring such claims. It will not violate this Separation Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation or other claim against the Company or its officers, directors, or affiliated entities, or any actual or potential claim by the Company or its affiliated entities against any third party, by making yourself reasonably available without further compensation for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.
     8. No Admissions. You understand and agree that the promises and payments in consideration of this Separation Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
     9. Job Reference. You agree to inform all prospective employers that requests for references should be directed in writing to the Company’s Senior Vice President for Human Resources at 6929 East Greenway Parkway, Scottsdale, Arizona 85254. In response to any such requests for a reference, the Company will confirm your period of employment, position held and last rate of pay.
     10. Release of Claims.
          (a) General Release. In exchange for the consideration under this Separation Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the time you execute this Separation Agreement (collectively, the “Released Claims”).
          (b) Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising from or in any way related to the Employment Agreement, your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) or the Older Workers Benefit Protection Act (collectively, “ADEA”), and the Arizona Civil Rights Act.
          (c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims arising from the breach of this Separation Agreement. In addition, nothing in this Separation Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the Arizona Civil Rights Division, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
          (d) ADEA Waiver. In exchange for the consideration under this Separation Agreement to which you would not otherwise be entitled, you hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration for the waiver and release you have given in this Separation Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Separation Agreement; (b) you should consult with an attorney prior to signing this Separation Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Separation Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Separation Agreement to revoke this Separation Agreement (in a written revocation received by the Company’s Chief Executive Officer); and (e) this Separation Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Separation Agreement (the “Effective Date”).
     11. Dispute Resolution. You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, interpretation, or execution of this Separation Agreement, shall be resolved solely and exclusively in accordance with the arbitration procedures set forth in Section 5.10 of the Employment Agreement (attached hereto as Exhibit A). Nothing herein shall prevent you or the Company from seeking injunctive relief in court to prevent irreparable harm pending completion of any arbitration proceeding.
     12. Breach of the Separation Agreement. It is expressly understood and agreed that your rights to the Severance Benefits provided for in Section 2 herein are contingent upon your continued compliance with the express terms and conditions of this Separation

Agreement, and all obligations under your Employment Agreement which survive its termination including but not limited to, your continued compliance with Article III (Confidential Information), Article IV (Covenant Not to Compete and No Solicitation of Customers or Employees) and Section 5.7 (Duration of Obligations) of the Employment Agreement (which is incorporated by reference herein). Any material breach of this Separation Agreement (including but not limited to the provisions of the Employment Agreement referenced in the preceding sentence) will result in immediate cessation of the Company’s obligation to provide any further Severance Benefits.
     13. Miscellaneous. This Separation Agreement, together with all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It supersedes any and all agreements entered into by and between you and the Company; provided, however, that all of your obligations under the Employment Agreement referenced in Section 12 hereof shall remain in full force and effect and are considered a material part hereof. This Separation Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. Each party has carefully read this Separation Agreement, has been afforded the opportunity to be advised of its meaning and consequences by an attorney, and signed the same of his or its free will.
     14. Severability. If any provision of this Separation Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Separation Agreement and the provision in question will be modified so as to be rendered enforceable insofar as possible consistent with applicable law.
     15. Applicable Law. This Separation Agreement will be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Arizona without regard to conflict of laws principles.
     16. No Tax, Legal or Financial Advice. You acknowledge that you are not relying on the Company for (nor have you received) any tax, legal or financial advice in connection with this Separation Agreement. You further acknowledge that you will be solely responsible for any taxes incurred by you with respect to the payments hereunder, including any taxes incurred pursuant to Section 409A of the Internal Revenue Code. You are strongly encouraged to consult with your tax, legal and financial advisors with respect to the tax, legal and financial consequences to you of this Separation Agreement.
     17. Execution and Effective Date. This Resignation Agreement may be executed in counterparts and facsimile signatures or PDF transmissions will suffice as original signatures.
If this Separation Agreement is acceptable to you, please sign below and return the original to me.
We wish you the best in your future endeavors.

Sincerely,

RSC Holdings Inc.
By:	/S/ Erik Olsson
Erik Olsson Chief Executive Officer
I understand and agree fully to the foregoing Agreement:

/S/ Keith A. Sawottke
Keith A. Sawottke

11/30/07 Date

Exhibit A

Amended and Restated Executive Employment and Noncompetition Agreement

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT
AND NONCOMPETITION AGREEMENT
     This Amended and Restated Employment and Noncompetition Agreement (“Agreement”) is entered into between Rental Service Corporation, (the “Company” or “Rental Service Corporation”) and Keith A. Sawottke (“Executive”), effective as of November 28th, 2006.
RECITALS
     WHEREAS, the Company operates its equipment rental business which has store locations throughout North America (such business as operated by the Company is referred to herein as the “Business”).
     WHEREAS, the Company’s life-blood is its Confidential Information, including but not limited to customer databases, marketing and sales objectives and strategies, customer lists, information regarding existing customer preferences, habits, and needs, information regarding prospective customers, details of past, pending and contemplated transactions, price lists, pricing policies, sales data, training materials, and customer proposals, information developed about the Company’s competitors, systems, strategies, designs, processes, procedures, market data, know-how, compilations of technical and non-technical data, advertising and promotional plans, and financial and other projections, which information has been collected over a significant amount of time and at great effort and expense.
     WHEREAS, the Company would be placed at an unfair competitive disadvantage if Employee were able to use the Company’s Confidential Information and goodwill for his or her own benefit, or for the benefit of anyone other than the Company.
     WHEREAS, with the assurances contained in the agreement, the Company desires to employ Executive as Senior Vice President and Chief Financial Officer, in which position he will not only have access to the Company’s Confidential Information but also will have the duty to expand and improve such information.
     WHEREAS, Executive desires to be employed by the Company in this position and is willing to do so upon the terms contained herein.
     WHEREAS, the Company and Executive are currently parties to the Executive Employment and Noncompetition Agreement, dated as of February 18th, 2005 which the parties desire to amend and restate effective as of the date hereof.

AGREEMENT
     NOW, THEREFORE, as a condition of employment, and for other good and valuable consideration, including without limitation continued employment and/or promotion or advancement, which Executive agrees is sufficient consideration for this Agreement, and in consideration of the mutual promises and covenants set forth below, the Company and Executive agree as follows:
ARTICLE I
EMPLOYMENT
     Section 1.1. Employment & Position. The Company shall employ Executive as Senior Vice President and Chief Financial Officer at the Company’s location in Scottsdale, AZ. Executive shall report to the President and Chief Executive Officer, or another Senior Executive as deemed appropriate by the Company. During Executive’s employment hereunder, Executive shall devote all necessary energies, experience, skills, abilities, knowledge and productive time to the performance of duties under this Agreement and shall not render to others services that interfere with the performance of his duties with the Company under this Agreement. The rendering of services to others shall be subject to the approval of the Board.
     Section 1.2. Duties. Executive’s primary responsibilities shall be those customarily performed by an Executive in the position of Senior Vice President and Chief Financial Officer.
     Section 1.3. Term of Employment. Executive shall be employed as herein set forth, commencing on the date set forth above and continuing until terminated by either party in accordance with section 2.5 below (the “Employment Term”).
ARTICLE II
COMPENSATION
     Section 2.1. Base Salary. Executive’s salary (the “Base Salary”) shall be $249,100 per annum for the term of this Agreement and/or as increased, after review by the Board at the time and in accordance with Company policies as in effect from time to time. Base Salary shall be payable in accordance with the standard payroll practices of the Company.
     Section 2.2. Variable Compensation. In addition to his Base Salary, Executive will be eligible to receive Variable Compensation, in accordance with the Company’s Variable Compensation Plan as in effect from time to time, and which will

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provide him with additional incentive opportunity with a target of 75% of his Base Salary and a maximum of 150% of his Base Salary.
     Section 2.3. Equity Incentive. Executive will be offered the opportunity to participate in the Company’s Stock Incentive Plan at such level and on such terms as the Board determines appropriate.
     Section 2.4. Other Benefits. During the Employment Term, Executive shall be entitled to all benefits and conditions of employment generally provided to other RSC Company executives, subject to the same eligibility and other reasonable conditions of Company benefit programs and to country related differences, including, but not limited to, medical, dental, life insurance, non-qualified deferred compensation programs, sick leave, disability, automobile allowance ($1,200 per month), and participation in any retirement plan. In addition, benefits shall include, but not be limited to not less than five (5) weeks vacation per year and an annual tax and financial planning services allowance of up to $2,500.
     Section 2.5. Employment Separation.
     (a) Severance Benefits: The Company may, at its sole discretion, terminate Executive’s employment at any time, provided however, that if the Company severs Executive’s employment for any reason other than For Cause or if Executive terminates his employment for Good Reason, the Company shall provide the following severance payments and benefits (collectively “Severance Benefits”), less all applicable federal and state income and withholding taxes, in exchange for a full and complete release of all claims against the Company, in the form customarily used by the Company, executed by Executive:
1.	Twenty-four (24) months of Base Salary (the “Severance Period”), plus a pro-rata portion of variable compensation for the calendar year, or if variable compensation is to be paid quarterly then for the calendar quarter, in which the severance occurs up to the separation date, such pro rata bonus to be equal to the variable compensation Executive would have earned had Executive remained employed through the end of the applicable period (pro rated based on the number of days employed in such period). Executive’s entitlement to and the amount of any variable compensation under this Section 2.5(a) (1) shall be determined at the sole discretion of the Company. The Base Salary shall be payable in accordance with the Company’s regular payroll practices, and the pro rata variable compensation payments shall be payable at the time that other variable compensation payments are made under the applicable Variable Compensation Plan. Notwithstanding anything to the contrary, prior to the expiration of

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the first anniversary of this Agreement, the Severance Period shall be thirty (30) months. Further, notwithstanding the payment schedule described in this paragraph, if Executive is a Specified Employee (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and becomes entitled to the payment described in this Section 2.5 as a result of a separation of service as defined by Section 409A(a)(2)(i) of the Code, then the portion of such payment treated as “separation pay” for purposes of Section 409A shall not be paid prior to the date which is six (6) months after the date of the Executive’s separation of service with the Company if such payment would result in the imposition of an excise tax under Section 409A of the Code. Any amount described in the preceding sentence otherwise payable during the first six months following Executive’s separation from service shall be accumulated and paid to Executive in a lump sum amount on the first date of the seventh month following the date of separation from service.
Executive’s entitlement to the foregoing severance payments is contingent on his continued compliance with the confidentiality, non-competition and non-solicitation provisions outlined in Sections 3.1, 3.2, 4.2 and 4.3 herein. Executive understands that if the Company determines that he has violated the confidentiality provisions, covenant not to compete or non-solicitation provisions, the Company will not make any further severance payments, and will be entitled to reimbursement from Executive of any severance amounts already paid to him, all in addition to any other remedy to which the Company may.
2.	Upon his separation from service, if Executive is eligible and enrolled in the Company’s medical and dental benefit programs, the Company will provide the necessary forms, including COBRA notifications, to transfer the responsibility and right to continue those benefits to Executive, which under COBRA are typically at his expense, for the time period allowed by law or under the applicable programs. However, assuming Executive is eligible and elects to continue those benefits, the Company will continue to pay the same proportion of Executive’s medical and dental insurance premiums under COBRA as during active employment (for Executive and eligible dependents) until the earlier of: (1) the expiration of the Severance Period; or (2) the date Executive is eligible for medical and dental insurance benefits by another employer.

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3.	Upon termination of employment, Executive is not eligible to continue participation in the Company group life insurance program. The Company will therefore pay, at the Company’s option, the premiums during the Severance Period that are either (i) applicable to a conversion of the coverage (equal to the amount normally provided to an employee without payment by the employee) from group to individual coverage; or (ii) that will support the same level of coverage in a term life policy. The company’s obligation under this sub-section is to provide the required insurance and Executive is not entitled to a cash payment in substitution thereof.

4.	If Executive is not fully vested in the Company’s 401 (k) and/or other retirement/pension plan on the date of separation, the Company shall pay Executive an amount equal to the unvested portion of such account(s).

5.	The Company on the date of separation will provide professional outplacement counseling and services consistent with other Executives at similar compensation levels. No cash lump sum payment in lieu of outplacement services will be provided to Executive.

6.	During the Severance Period the Company will continue to pay for Executive’s reasonable association fees related to Executive’s former duties and responsibilities if and to the extent previously paid by the Company.

7.	The Company shall, except in the case of any termination of Executive’s employment for Cause, give the Executive no less than 30 days’ prior written notice of termination of employment. In the event the Company gives such notice, the Executive shall be under no obligation to render additional services and shall be allowed to seek other employment, provided that the Severance Period shall be reduced accordingly if Executive so ceases to provide services to the Company.
“Good Reason” shall mean the occurrence, without Executive’s consent, of any of the following: (i) a material diminution in, or assignment of duties material inconsistent with Executive’s position (including status, offices, titles and reporting relationships), (ii) a reduction in Base Salary that is not part of across-the-board reduction, (iii) a relocation of Executive’s principal place of business to a location that is greater than fifty (50) miles from its current location or (iv) the Company’s material breach of the Agreement.

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     (b) For Cause. The Company may, at its sole discretion, terminate Executive’s employment at any time during the Employment Term “For Cause”. The term “For Cause” means: (1) the failure of Executive to implement or adhere to material policies, practices, or directives of the Company, including of the Board; (2) conduct of a fraudulent and/or criminal nature; (3) any action of Executive outside the scope of his employment duties that results in material financial harm to the Company, (4) conduct that is in violation of any provision of this Agreement or any other agreement between the Company or any of its affiliates and Executive (including any noncompetition, noninterference, nonsolicitation or confidentiality agreement); or (5) solely for purposes of this Section 2.5 , death or disability as defined hereinafter.
     (c) Disability. Within the parameters allowed by federal and state law, the Company reserves the right to terminate Executive’s employment or place him on unpaid leave if Executive is incapacitated due to physical or mental illness and cannot perform the essential functions of his job with or without a reasonable accommodation.
     (d) Voluntary Resignation by Executive. Executive shall have the right to terminate this Agreement at any time. Executive agrees to provide the Company with thirty (30) days prior written notice of any such intended resignation. The Company’s obligation to pay Executive’s Base Salary, variable compensation and other benefits shall cease as of Executive’s date of separation. Executive shall not be entitled to any Severance Benefits if he resigns (other than for Good Reason).
ARTICLE III
CONFIDENTIAL INFORMATION
     Section 3.1. Confidential Information. Executive’s position with the Company will, and have, necessarily give him access to, contact with and knowledge of certain trade secrets, and confidential and proprietary business information of the Company. This information includes but is not limited to employee information, union information, employment and union litigation and claim information, marketing and sales objectives and strategies, customer lists, information regarding existing customer preferences, habits and needs, information regarding prospective customers, details of past, pending and contemplated transactions, price lists, pricing policies, sales data, training materials, customer proposals, information developed about Company’s competitors, systems, strategies, designs, processes, procedures, growth plans, market data, know-how, compilations of technical and non-technical data, advertising and promotional plans and strategies, and financial and other projections relating to the Business, which are not generally known to or readily ascertainable through legitimate means by the public or by competitors of the Company (hereinafter collectively referred to as “Confidential Information”). Executive shall not at any time disclose the Confidential Information to anyone, except on a need-to-know basis in connection with Executive’s duties in carrying out the business of the Company. Executive shall not use

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any Confidential Information for his own benefit, or for the benefit of anyone other than the Company or its affiliates.
     Section 3.2. Ownership of Records, Etc. All records, reports, notes, compilations or other recorded matter, and copies or reproductions thereof, in whatever media form, relating to the Confidential Information of the Company, operations, activities or business, made or received by Executive during any past employment or future period of employment with the Company are and shall be the exclusive property of the Company. Executive shall keep the same at all times in his custody, subject to control by the Company and Executive shall surrender the same at the end of his employment, if not before. Failure to return such property upon the request of the Company during Executive’s Employment Term or thereafter shall be a material breach of this Agreement.
     Section 3.3. Injunctive Relief. Executive acknowledges that (a) the provisions of Section 3.1 and Section 3.2 are reasonable and necessary to protect the legitimate interests of the Company, and (b) any violation of Section 3.1 or Section 3.2 will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such a violation. Accordingly Executive agrees that if he violates, or under the then existing circumstances it seems reasonable likely that there may occur a violation of, the provisions of Section 3.1 or Section 3.2, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.
ARTICLE IV
COVENANT NOT TO COMPETE
     Section 4.1. Recitals. Executive acknowledges and agrees that he has technical and other extensive expertise associated with the Business and is well known in the equipment rental industry. In addition, Executive has valuable business contacts with employees, potential employees, clients, and potential clients of the Business and with professionals in the equipment rental industry. Furthermore, Executive’s reputation and goodwill are an integral part of the Company’s success throughout the areas where the Business is and will be conducted. If Executive deprives the Company of any of his goodwill or in any manner uses his reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for pursuant to this Agreement. Since Executive has the ability to compete with the Company in the operation of the Business, the Company therefore desires that Executive enter into this Covenant Not To Compete.

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     Section 4.2. Covenant Not to Compete. Executive agrees that during his employment with Rental Service Corporation and for a period of twelve (12) months commencing immediately after the end of his employment (the “Time Period”), he shall not, unless acting with the Company’s prior written consent (which may be withheld at the Company’s sole discretion), directly or indirectly own, manage, join, operate or control, participate in the ownership, operation or control of, or be connected as a director, officer, partner, or consultant, or permit his name to be used in connection with the following businesses or organizations that rent or lease construction or construction-related equipment within the United States, Canada and Mexico (collectively “the Territory”): Caterpillar, United Rentals, Sunbelt Rentals and its parent Ashtead Group plc, Neff Rental, Hertz, Volvo, National Equipment Services and Maxim Crane Works or, in the alternative, any business or organization not listed above that rents or leases construction or construction-related equipment that has gross revenues of $100 million or more, or has a total employee base of 500 employees or more or that has plans to enter into the construction-related equipment rental or leasing business in the Territory.
The parties agree that if a court of competent jurisdiction determines that the Time Period for purposes of this Section 4.2 is unreasonably long and found to be an unenforceable term, the Time Period for purposes of this Section 4.2 shall be shortened to the maximum duration enforceable under applicable law.
If a court of competent jurisdiction determines that the Territory is an unreasonable geographic scope for this provision, the Territory shall be deemed reformed to include the United States and Canada, excluding Mexico. If a court of competent jurisdiction determines that the Territory of the United States and Canada is an unreasonable geographic scope for this provision, the Territory shall be deemed reformed to include the United States.
     Section 4.3. No Solicitation of Customers or Employees. Executive agrees that:
     (a) During his employment with Rental Service Corporation and for the Time Period, he shall not, directly or indirectly, call on or solicit or divert or take away from Rental Service Corporation or any of its affiliates (including by divulging to any competitor or potential competitor of Rental Service Corporation) any person, firm, corporation, or other entity who is a customer of Rental Service Corporation or its affiliates and whom Executive had contact with through any of his employment with Rental Service Corporation.
     (b) During his employment with Rental Service Corporation and for the Time Period, he shall not, directly or indirectly, solicit employment of any employee of Rental Service Corporation or any employee of any affiliate of Rental Service Corporation for employment with any entity that rents or leases construction or construction-related equipment in the Territory as defined in Section 4.2.

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     (c) The parties agree that if a court of competent jurisdiction determines that the Time Period is unreasonably long and deemed unenforceable as defined herein in Sections 4.3(a) or (b), the Time Period for purposes of Sections 4.3(a) or (b), as applicable, shall be shortened to the maximum duration enforceable under applicable law.
     Section 4.4. Severability of Provisions. In the event that the provisions of this Section should ever be adjudicated by a court of competent jurisdiction to exceed the time or geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action. Each breach of the covenants set forth herein shall give rise to a separate and independent cause of action.
     Section 4.5. Injunctive Relief. Executive acknowledges that (a) the provisions of Section 4.2 and Section 4.3 are reasonable and necessary to protect the legitimate interests of the Company, and (b) any violation of Section 4.2 or Section 4.3 will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such a violation. Accordingly, Executive agrees that if he violates, or under the then existing circumstances it seems reasonable likely that there may occur a violation of, the provisions of Section 4.2 or Section 4.3, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages.
     Section 4.6. Equitable Tolling. The restrictive time periods referred to in Sections 4.2 and 4.3 shall be tolled and extended by one month for each month or portion of each month during which Employee is in violation of the restrictions. If Company initiates legal action to enforce the restrictions and obtains an injunction against Employee; then the appropriate restrictive time period(s) will begin to run on the date that the injunction is entered.
ARTICLE V
GENERAL PROVISIONS
     Section 5.1. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties except that the Company may, without such consent, assign all such rights and obligations to a wholly-owned subsidiary or newly created legal entity (or a partnership controlled by the Company) or subsidiaries of the Company or to a successor in interest to the Company which shall assume all obligations and liabilities hereunder.

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     Section 5.2. Sole and Entire Agreement. This Agreement constitutes the entire existing agreement between the parties with respect to the subject matter hereof, and completely and correctly expresses all of the rights and obligations of the parties, except that the parties acknowledge that a special severance benefit and a special retention benefit have been offered and accepted by Executive contemporaneously with the Prior Agreement. It is the intent of the parties that if the conditions set forth in the General Terms applicable to the special severance benefit and the special retention benefit have been fulfilled, Executive shall become entitled to the benefits set forth in the letters offering the same to him, and such letters, together with the said General Terms shall supersede this Agreement, but only to the extent that the same are inconsistent herewith. All prior agreements including but not limited to prior employment agreements, severance agreements and/or change in control agreements, are completely superseded and revoked. Executive expressly agrees that reliance on any oral representation(s) is unreasonable.
     Section 5.3. Waivers. The waiver in any particular instance or series of instances of any term or condition of this Agreement or any breach hereof by any party shall not constitute a waiver of such term or condition or of any breach thereof in any other instance.
     Section 5.4. Amendment. This Agreement is subject to amendment only by subsequent written agreement between, and executed by, the parties hereto.
     Section 5.5. Separability. If any one or more provisions, clauses, paragraphs, subclauses or subparagraphs contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable, the same shall not affect any other provision, clause, paragraph, subclause or subparagraph of this Agreement, but this Agreement shall be construed as if such invalid, illegal, void or unenforceable provision, clause, paragraph, subclause or subparagraph had never been contained herein.
     Section 5.6. Time Is of the Essence. Time is of the essence in this Agreement. Any time limit mentioned herein has been carefully considered and represents the agreed absolute outside limit of time within which the applicable right must be exercised. The parties may extend such time limit only by mutual agreement in writing.
     Section 5.7. Duration of Obligations. Executive’s obligations under Article III and Article IV of this Agreement (especially those relating to confidentiality, noncompetition and non-solicitation) shall continue after his employment with the Company is ended, regardless of the nature or reason for such termination.
     Section 5.8. Attorneys’ Fees. In the event of a dispute, a court or an arbitrator may award attorneys’ fees to the prevailing party.

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     Section 5.9. Captions; Definitions. Any captions of articles, sections, subsections or paragraphs of this Agreement are solely for the convenience of the parties and are not a part of this Agreement or to be used for the interpretation of this Agreement or any provision hereof.
     Section 5.10. Applicable Law. This Agreement shall be construed and interpreted in accordance with the internal substantive laws, and not the choice of law rules of the State of Arizona. Except where this Agreement provides for injunctive relief, all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the American Arbitration Association by a single arbitrator appointed in accordance with the said Rules.
     Section 5.11. Confidentiality. The parties agree that the terms of this Agreement are to be held confidential and shall not be disclosed to any other person or entity, except as required by law or legal process, and except that either party may disclose the terms thereof to its or his legal counsel or tax advisors.
     Section 5.12. Voluntary Agreement and Legal Counsel. Executive has been encouraged to review this Agreement with his legal and other expert counsel and has freely entered into this Agreement.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all effective as of the day and year first above written.

RENTAL SERVICE CORPORATION		EXECUTIVE

By:	/s/ Joseph A. Turturica	By:	/s/ Keith A. Sawottke
	Joseph A. Turturica		Keith A. Sawottke
	SVP & Chief People Officer		SVP & Chief Financial Officer

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Exhibit B
Employee Stock Subscription Agreement

Employee Stock Subscription Agreement
     This Employee Stock Subscription Agreement, dated as of December 4, 2006 between Atlas Copco North America Inc. (to be renamed RSC Holdings Inc.), a Delaware corporation,and the employee whose name appears on the signature page hereof, is being entered into pursuant to the Atlas Copco North America Inc. (to be renamed RSC Holdings Inc. ) Stock Incentive Plan. The meaning of each capitalized term may be found in Section 12.
     The Company and the Employee hereby agree as follows:
     Section 1. Purchase and Sale of Common Shares
     (a) In General. Subject to all of the terms of this Agreement, at the Closing the Employee shall purchase, and the Company shall sell, the aggregate number of Common Shares set forth on the signature page hereof (the “Shares”), at the purchase price set forth on the signature page hereof.
     (b) Condition to Sale. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to sell any Common Shares to any person who is not an employee of the Company or any of its Subsidiaries at the time that such Common Shares are to be sold or who is a resident of a jurisdiction in which the sale of Common Shares to him would constitute a violation of the securities, “blue sky” or other laws of such jurisdiction, or if the Employee’s proposed investment in the Shares is less than the minimum established for the Employee by the Company.
     Section 2. The Closing
     (a) Time and Place. The Company shall determine the time and place of the closing of the purchase and sale of the Shares (the “Closing”).
     (b) Delivery by the Employee. At the Closing, the Employee shall deliver to the Company the aggregate purchase price for the Shares.
     (c) Delivery by the Company. At the Closing, the Company shall register the Shares in the name of the Employee. Certificates relating to the Shares shall be held by the Secretary of the Company or his designee on behalf of the Employee.

     Section 3. Employee’s Representations and Warranties
     (a) Access to Information, Etc. The Employee represents, warrants and covenants as follows:
     (i) the Employee has carefully reviewed the Offering Memorandum, dated as of November 17, 2006, each of its exhibits, annexes and other attachments, each document incorporated by reference into the Offering Memorandum, and the other materials furnished to the Employee in connection with the offer and sale of the Shares pursuant to this Agreement;
     (ii) the Employee has had an adequate opportunity to consider whether or not to purchase any of the Common Shares offered to the Employee, and to discuss such purchase with the Employee’s legal, tax and financial advisors;
     (iii) the Employee understands the terms and conditions that apply to the Shares and the risks associated with an investment in the Shares;
     (iv) the Employee has a good understanding of the English language;
     (v) the Employee is, and will be at the Closing, an officer or employee of the Company or one of its Subsidiaries; and
     (vi) the Employee is, and will be at the Closing, a resident of the jurisdiction indicated as his or her address set forth on the signature page of this Agreement.
     (b) Ability to Bear Risk. The Employee represents and warrants as follows:
     (i) the Employee understands that the rights of first refusal and other transfer restrictions that apply to the Shares may effectively preclude the transfer of any of the Shares prior to a Public Offering;
     (ii) the financial situation of the Employee is such that he or she can afford to bear the economic risk of holding the Shares for an indefinite period;

     (iii) the Employee can afford to suffer the complete loss of his or her investment in the Shares;
     (iv) the Employee understands that the Company’s Financing Agreements may restrict the ability of the Company to repurchase the Shares pursuant to Section 6 and that the Company and its Subsidiaries may enter into or amend, refinance or enter into new Financing Agreements without regard to the impact on the Company’s ability to repurchase the Shares; and
     (v) the Employee understands the special obligations and provisions that are found in Section 7.
     (c) Voluntary Purchase. The Employee represents and warrants that the Employee is purchasing the Shares voluntarily.
     (d) No Right to Awards. The Employee acknowledges and agrees that the sale of the Shares and the grant of any options that are awarded to the Employee in connection with the purchase of the Shares (i) are being made on an exceptional basis and are not intended to be renewed or repeated, (ii) are entirely voluntary on the part of the Company and its Subsidiaries and (iii) should not be construed as creating any obligation on the part of the Company or any of its Subsidiaries to offer any securities in the future.
     (e) Investment Intention. The Employee represents and warrants that the Employee is acquiring the Shares solely for his or her own account for investment and not on behalf of any other person or with a view to, or for sale in connection with, any distribution of the Shares.
     (f) Securities Law Matters. The Employee acknowledges and represents and warrants that the Employee understands that:
     (i) the Shares have not been registered under the Securities Act or any state or non-United States securities or “blue sky” laws;
     (ii) it is not anticipated that there will be any public market for the Shares;
     (iii) the Shares must be held indefinitely and the Employee must continue to bear the economic risk of the investment in the Shares unless the Shares are subsequently registered under applicable securities and other laws or an exemption from registration is available;

     (iv) the Company is under no obligation to register the Shares or to make an exemption from registration available; and
     (v) a restrictive legend shall be placed on any certificates representing the Shares that makes clear that the Shares are subject to the restrictions on transferability set forth in this Agreement and a notation shall be made in the appropriate records of the Company or any transfer agent indicating that the Shares are subject to such restrictions.
     (g) Voting Proxy. By entering into this Agreement and purchasing the Shares, the Employee hereby irrevocably grants to and appoints the Investors collectively (to act by unanimous consent) as such Employee’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Employee, to vote or act by unanimous written consent with respect to such Employee’s Shares. The Employee hereby affirms that the irrevocable proxy set forth in this Section 3(g) will be valid until the consummation of a Public Offering. The Employee hereby further affirms that the proxy hereby granted shall be irrevocable and shall be deemed coupled with an interest and shall extend until the consummation of a Public Offering or, if earlier, until the last date permitted by law. For the avoidance of doubt, except as expressly contemplated by this Section 3(g), the Employee has not granted a proxy to any Person to exercise the rights of such Employee under this Agreement or any other agreement relating to the Shares to which such Employee is a party.
     Section 4. Restriction on Transfer of Shares
     (a) In General. The Employee shall not Transfer any of the Shares other than (i) upon the Employee’s death by will or by the laws of descent and distribution, (ii) repurchases by the Company or the Investors pursuant to Section 6 hereof or (iii) after a Public Offering, if and to the extent such Transfer would not result in the Employee having Transferred a greater percentage of Common Shares held by the Employee or acquired within the first 12 months after the Closing Date than the percentage of the Investors’ Initial Holdings Transferred to Third Party Buyers as of such date. Shares may only be Transferred in a manner that complies with all applicable securities laws and, if the Company so requests, prior to any attempted Transfer the Employee shall provide to the Company at the Employee’s expense such information relating to the compliance of such proposed Transfer with the terms of this Agreement and applicable securities laws as the Company shall reasonably request, which may include an opinion in form and substance reasonably satisfactory to the Company of counsel regarding such securities law or other matters as the Company shall request (such counsel to be reasonably satisfactory to the Company).
     (b) No Transfer That Would Result In Registration Requirements. Prior to a Public Offering, the Shares may not be Transferred if such Transfer would result in the Company becoming subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (or other similar provision of non-U.S. law) or would increase the risk that the Company would be subject to such reporting requirements as determined by the Company in its sole and absolute discretion. Any purported Transfer in violation of this Section 4(b) shall be void ab initio.
     Section 5. Reinvestment of Certain Proceeds. In the event of a recapitalization, dividend or other similar adjustment to the Company’s capitalization in the first two years following the Closing Date, the Employee shall purchase additional Common Shares with the proceeds of, or, if available, refrain from participating in, such recapitalization, dividend or other similar adjustment to the Company’s capitalization, if and to the extent it would result in payments to the Employee having been received with respect to the Shares in excess of 50% of the aggregate purchase price for the shares. Any additional shares acquired pursuant to this Section 5 shall be subject to terms and conditions substantially similar to the terms and condition of the Shares.
     Section 6. Options Effective on Termination of Employment Prior to a Public Offering
     (a) Right of the Company. If the Employee’s employment with the Company terminates for any reason prior to a public Offering, the Company may elect to purchase all or a portion of the Shares by written notice to the Employee delivered on or before the 90th day after the Determination Date (the “Option Period”).
     (b) Limited Right of the Employee to Require the Company to Repurchase Shares. If the Employee’s employment with the Company is terminated by the Employee upon Retirement or by reason of the Disability or death of the Employee or is terminated by the Company without Cause (including in connection with a sale by the Company of the division or Subsidiary directly employing the employee), the Employee may require the Company to purchase all (but not less than all) of an Employee’s Shares (excluding any Shares acquired on exercise of an Option) by written notice delivered to the Company within 60 days following the expiration of the Option Period.

     (c) Purchase Price. The purchase price per Share pursuant to this Section 6 shall equal the Fair Market Value as of the later of (i) the effective date of the Employee’s termination of employment (determined without regard to any statutory or deemed or express contractual notice period) and (ii) six months and one day from the date of the Employee’s acquisition of the Shares pursuant to this Agreement (such date, the “Determination Date”), provided that if the Employee’s employment is terminated by the Company for Cause or the Employee has violated any of the material terms of this Agreement, including but not limited to Section 7, the purchase price per Share shall equal the lesser of (A) the Fair Market Value of such Share as of the Determination Date, (B) the price at which the Employee purchased such Share from the Company pursuant to this Agreement or (C) $0.10 per Share if such termination was based on actions by the Employee that had or are reasonably likely to have a significant financial impact on the Company, as determined by an affirmative vote of not less than two-thirds of the membership of the Board, or involved theft from the Company or the Employee has violated any of the material terms of this Agreement, including but not limited to Section 7.
     (d) Closing of Purchase; Payment of Purchase Price. Subject to Section 6(f), the closing of a purchase pursuant to this Section 6 shall take place at the principal office of the Company no later than the 100th day following the Determination Date (or, in the case of a purchase pursuant to Section 6(b), no later than 10 business days following the Company’s receipt of written notice from the Employee pursuant to Section 6(b)). At the closing, (i) the Company shall, subject to Section 6(e), pay the Purchase Price to the Employee and (ii) if the Employee actually holds any certificates or other instruments representing the Shares so purchased, the Employee shall deliver to the Company such certificates or other instruments, appropriately endorsed by the Employee or directing that the shares be so transferred to the purchaser thereof, as the Company may reasonably require.
     (e) Application of the Purchase Price to Certain Loans or Other Obligations. The Company shall be entitled to apply any amounts otherwise payable pursuant to this Section 6 to discharge any indebtedness of the Employee to the Company or any of its Subsidiaries or indebtedness that is guaranteed by the Company or any of its Subsidiaries or to offset any such amounts against any other obligations of the Employee to the Company or any of its Subsidiaries.
     (f) Certain Restrictions on Repurchases; Delay of Repurchase. Notwithstanding any other provision of this Agreement, the Company shall not be permitted or obligated to make any payment with respect to a repurchase of any Shares from the Employee if (i) such repurchase (or the payment of a dividend by a Subsidiary to the Company to fund such repurchase) would result in a violation of the terms or provisions of, or result in a default or an event of default under any guaranty, financing or security agreement or document entered into by the Company or any Subsidiary from time to time (the “Financing Agreements”), (ii) such repurchase would violate any of the terms or provisions of the Certificate of Incorporation and By-laws of the Company or (iii) the Company has no funds legally available to make such payment under the General Corporation Law of the State of Delaware. If payment with respect to a repurchase by the Company otherwise permitted or required under this Section 6 is prevented by the terms of the preceding sentence the Company shall have the option to either (x) make such payment at the earliest practicable date permitted under this Section 6 and any such payment shall accrue simple interest at a rate per annum of 6% from the date such payment is due and owing to the date such payment is made or (y) pay the purchase price for such Shares with a subordinated note that is fully subordinated in right of payment and exercise of remedies to the lenders’ rights under the Financing Agreements and payable in full at the earliest practicable date permitted under this Section 6.
     (g) Right to Retain Shares. If the option of the Company to purchase the Shares pursuant to this Section 6 is not exercised with respect to all of the Shares, the Employee shall be entitled to retain the remaining Shares, although those Shares shall remain subject to all of the other provisions of this Agreement.
     (h) Notice of Termination; Etc. Prior to a Public Offering, the Company shall give prompt written notice to the Investors of any termination of the Employee’s employment with the Company and of the Company decision whether or not to purchase Shares pursuant to Section 6(a).
     (i) Public Offering. The provisions of this Section 6 shall terminate upon a Public Offering, provided that such termination shall not affect the Company’s repurchase right following a termination for Cause that was effective (or deemed to be effective) prior to such Public Offering or any payment obligation postponed pursuant to Section 6(f).
     (j) Assignment and Allocation of Purchase Rights. The Employee acknowledges and agrees that the Company may assign its repurchase and other rights under this Section 6 to the Investors and that the Investors may allocate such rights among themselves in such manner as they, in their sole discretion, may agree from time to time.
Section 7. Noncompetition, Noninterference and Confidentiality.
     (a) Special Acknowledgements of the Employee. The Employee acknowledges that: (i) the services previously rendered and expected to be render by the Employee to the Company are of an important character that have and have had a unique value to the Company; (ii) the Employee possesses relations, contacts, information and other know-how that would permit the Employee to compete with the Company or any of its affiliates and reduce the value of the Business and of the Company; (iii) the restrictive covenants in this Section 7 and other terms of this Agreement are reasonable in order to preserve the goodwill and other value of the Business; (iv) the opportunity to purchase the Shares and receive any options to purchase Common Shares is a special and unique opportunity; (v) the Company has bargained for the benefit of such covenants and other terms of this Agreement in connection with the offering of the Shares to the Employee; (vi) the restrictive covenants contained in this Section 7 and the other terms of this Agreement constitutes a material inducement to the Company to sell the Shares to the Employee; (vii) the Employee had the opportunity to be represented by and consult with legal counsel in this matter; (viii) the restrictive covenants in this Section 7 are meant to be in addition to, and not limited by or limiting of, any other restrictive covenants by which the Employee is or many be bound; and (ix) the Employee understands the terms of this Agreement, including (but not limited to) the terms of the restrictive covenants in the Section 7, and the legal effects thereof.
     (b) Noncompetition and Noninterference. While employed with the Company or any of its affiliates and for a period of one year thereafter, the Stockholder, individually or collectively with any other person or entity, shall not:
     (i) without the prior written consent of the Company (which may be withheld at the Company’s sole discretion), directly or indirectly own an interest in, manage, operate, join, control, or participate in the ownership, operation or control of, or be connected as a director, officer, employee, partner, consultant or permit his name to be used in connection with the following businesses or organizations that rent or lease construction or construction-related equipment within the United States, Canada and Mexico (collectively “the Territory”): Caterpillar, United Rental, Sunbelt

Rentals and its parent Ashtead Group plc, NEFF Rental, Hertz, Volvo, National Equipment Services and Maxim Crane Works or, in the alternative, any business or organization not listed above that rents or leases construction or construction-related equipment that has gross revenues of $100 million or more, or has a total employee base of 500 employees or more or that has plans to enter into the construction-related equipment rental or leasing business in the Territory;
     (ii) directly or indirectly call upon or solicit or divert or take away from the Company or any of its affiliates (including by divulging to any competitor or potential competitor of the Company) any person, firm, corporation, or other entity who is a customer of the Company or its affiliates and whom Executive had contact with through any of his employment with the Company; or
     (iii) directly or indirectly solicit employment of any employee of the Company or any employee of any affiliate of the Company for employment with any entity that rents or leases construction or construction-related equipment in the Territory.
     (c) Confidential Information. While employed with the Company and its affiliates and for ten years thereafter, the Employee shall not at any time use or disclose to any person, corporation, firm, partnership or other entity whatsoever, or to any officer, director, stockholder, partner, associate, employee, agent or representative of any thereof, any confidential information or trade secrets of or relating to the Business or the Company or any of its affiliates (“Confidential Information”). Information relating to the Business, the Company or any of its affiliates that becomes generally known to the public by reason other than disclosure by the Employee or any other employee subject to a similar confidentiality obligation shall not be considered confidential information under this Section 7(c). If disclosure of any Confidential Information is requested or required of the Employee under a subpoena, court order, statute, law, rule, regulation or other similar requirement, the Employee shall (i) notify the Company promptly in writing of such request so that the Company may seek an appropriate protective order or other appropriate remedy, or waive compliance with the provisions of this Agreement, (ii) cooperate fully with the Company in its efforts to obtain such a protective order or other appropriate remedy, and (iii) if no such protective order or other appropriate remedy is obtained, furnish only that portion of the information that counsel to the Employee advises that the Company is required to disclose by law.

     (d) Enforcement and Remedies.
     (i) “Blue Pencil”. If any of the agreements set forth in this Section 7 shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 7 relating to the time period, geographic area, scope and/or subject matter shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographic area, scope and/or subject matter such court deems enforceable, such time period, geographic area, scope and/or subject matter shall be deemed to become and thereafter be the maximum time period, scope and/or subject matter that such court deems enforceable, it being the intent and express agreement of the parties that the terms of this Section 7 be enforced and interpreted in accordance with the terms to the greatest extent possible.
     (ii) Injunctive Relief. The covenants and obligations of the Employee with respect to noncompetition and noninterference, confidentiality and other matters contained herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that Company will be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Employee from committing any violation of the covenants and obligations referred to in this Section 7. Any such injunction may be obtained without the necessity of posting a bond. These injunctive remedies are cumulative and in addition to any other rights and remedies the Parent may have at law or in equity, including, but not limited to, the right to repurchase the Employee’s Shares for $0.10 per Share pursuant to Section 6(c).
Section 8. “Tag-Along” Rights
     (a) Sale Notice. At least 30 days before any of the Investors (whether acting alone or jointly with one or more of the other Investors) consummates any sale of more than 30% of the Common Shares collectively owned by the Investors as of the Closing Date to a Third-Party Buyer, the Company will deliver a written notice (the “Sale Notice”) to the Employee. The Sale Notice will disclose the material terms and conditions of the proposed sale or transfer, including the number of Common Shares that the prospective transferee is willing to purchase, the proposed purchase price per share and the intended consummation date of such sale.
     (b) Right to Participate. The Employee may elect to participate in the sale or other transfer described in the Sale Notice by giving written notice to the applicable Investors and the Company within 15 days after the Company has given the related Sale Notice to the Employee. If the Employee elects to participate, the Employee will be entitled to sell in the contemplated transaction, at the same price and on the same terms and conditions as set forth in the Sale Notice, an amount of Shares equal to the product of (i) the quotient determined by dividing (A) the percentage of the Company’s then outstanding Common Shares represented by the Shares then held by the Employee by (B) the aggregate percentage of the Company’s then outstanding Common Shares represented by the Common Shares then held by the Investor(s) participating in the sale or other transfer described in the Sale Notice and all holders of Common Shares electing to participate in such sale and (ii) the number of Common Shares the prospective transferee has agreed to purchase in the contemplated transaction.
     (c) Certain Matters Relating to the Investors. The Company will use its commercially reasonable best efforts to cause the Investors to conduct any sale that is within the scope of this Section 8 in a manner consistent with this Section 8. If the Company is not able to do so or fails to give the Sale Notice to the Employee as prescribed in Section 8(a), the Employee’s sole remedy shall be against the Company.
     (d) Expiration Upon a Public Offering. The provisions of this Section 8 shall terminate upon the consummation of a Public Offering.
Section 9. “Drag-Along” Rights
     (a) Drag-Along Notice. If any of the Investors (whether acting alone or jointly with one or more of the other Investors) intends to sell or otherwise Transfer, or enter into an agreement to sell or otherwise Transfer, for cash or other consideration, more than 30% of the Common Shares collectively owned by the Investors as of the Closing Date to a Third-Party Buyer and the applicable Investor(s) elects to exercise its rights under this Section 9, the Company shall deliver written notice (a “Drag-Along Notice”) to the Employee, which notice shall state (i) that the Investor(s) wishes to exercise its rights under this Section 9 with respect to such sale, (ii) the name and address of the Third-Party Buyer, (iii) the per share amount and form of consideration the applicable Investor(s) proposes to receive for its Common Shares, (iv) the material terms and conditions of payment of such consideration and all other material terms and conditions of such sale, and (v) the anticipated time and place of the closing of the purchase and sale (a “Drag-Along Closing”).
     (b) Conditions to Drag-Along. Upon delivery of a Drag-Along Notice, the Employee shall have the obligation to sell and transfer to the Third-Party Buyer at the Drag-Along Closing the percentage of the Employee’s Shares equal to the percentage of the Common Shares owned by the Investor(s) that are to be sold to the Third-Party Buyer (the “Applicable Percentage”) on the same terms as the applicable Investor(s), but only if such Investor(s) sells and transfers the Applicable Percentage of the Investor’s Common Shares to the Third-Party Buyer at the Drag-Along Closing.
     (c) Power of Attorney, Custodian, Etc. By entering into this Agreement and purchasing the Shares, the Employee hereby appoints the applicable Investor(s) and any Affiliates of such Investor(s) so designated by the Investor(s) the Employee’s true and lawful attorney-in-fact and custodian, with full power of substitution (the “Custodian”), and authorizes the Custodian to take such actions as the Custodian may deem necessary or appropriate to effect the sale and transfer of the Applicable Percentage of the Employee’s Shares to the Third-Party Buyer, upon receipt of the purchase price therefor at the Drag-Along Closing, free and clear of all security interests, liens, claims, encumbrances, charges, options, restrictions on transfer, proxies and voting and other agreements of whatever nature, and to take such other action as may be necessary or appropriate in connection with such sale or transfer, including consenting to any amendments, waivers, modifications or supplements to the terms of the sale (provided that the applicable Investor also so consents, and, to the extent applicable, sells and transfers the Applicable Percentage of its Common Shares on the same terms as so amended, waived, modified or supplemented) and instructs the Secretary of the Company (or other person holding any certificates for the Shares) to deliver to the Custodian certificates representing the Applicable Percentage of the Employee’s Shares, together with all necessary duly-executed stock powers. If so requested by the applicable Investor(s) or the Company, the Employee will confirm the preceding sentence in writing in form and substance reasonably satisfactory to such Investor promptly upon receipt of a Drag-Along Notice (and in any event no later than 10 days after receipt of the Drag-Along Notice). Promptly after the Drag-Along Closing, the Custodian shall give notice thereof to the Employee and shall remit to the Employee the net proceeds of such sale (reduced by any amount required to be held in escrow pursuant to the terms of the purchase and sale agreement and any other expenses).
     (d) The Investors are Third-Party Beneficiaries; Remedies. The Employee acknowledges and agrees that any of the Investors that takes action pursuant to this Section 9, is an intended third-party beneficiary of this Section 9 as if such Investor were a party to this Agreement directly. Following a breach or a threatened breach by the Employee of the provisions of this Section 9, the applicable Investor may obtain an injunction granting it specific performance of the Employee’s obligations under this Section 9. Whether or not the applicable Investor obtains such an injunction, and whether or not the transaction with respect to which the Drag-Along Notice relates is consummated, following such a breach or threatened breach by the Employee the Company shall have the option to purchase any or all of the Employee’s Shares at a purchase price per Share equal to the lesser of the price at which the Employee purchased such Shares from the Company or the per share consideration payable pursuant to the Drag-Along Offer. The preceding sentence shall not limit the Company’s or the Investors’ rights to recover damages (or the amount thereof) from the Employee.
     (e) Expiration on a Public Market. The provisions of this Section 9 shall terminate and cease to have further effect upon the establishment of the Public Market, provided that such termination shall not affect any right to receive or seek damages or purchase Shares pursuant to Section 9(d).
     Section 10. Rights of First Refusal
     (a) Notice. At any time prior to a Public Offering, in addition to the Transfer restrictions set forth in Section 4 and except as otherwise expressly provided in this Agreement, the Employee may not Transfer any Shares other than pursuant to a Qualified Offer and if the Employee desires to accept a Qualified Offer, the Employee shall first give at least 60 days’ prior written notice to the Company and the Investors:
     (i) designating the number of Shares proposed to be Transferred (the “Offered Shares”);
     (ii) naming the prospective acquiror of such Shares; and

     (iii) specifying the price at (the “Offer Price”) and terms upon which (the “Offer Terms”) the Employee desires to Transfer such Shares.
     (b) Right of the Company. During the 30-day period following the Company’s receipt of the Employee’s notice pursuant to Section 10(a) (the “First Refusal Period”), the Company shall have the right to purchase from the Employee all or any portion of the Offered Shares, at the Offer Price and on the Offer Terms, and any such purchase shall be settled at the time and in the manner specified in Section 10(d) hereof. The Company shall use its reasonable efforts to act as promptly as practicable following receipt of the notice from the Employee to determine whether it shall elect to exercise such right.
     (c) Right of the Investors. If the Company determines within the First Refusal Period that it does not wish to exercise its right to purchase all of the Offered Shares, the Investors shall have the right to purchase all or any portion remaining of the Offered Shares specified in such notice, at the Offer Price and on the Offer Terms, and any such purchase shall be settled at the time and in the manner specified in Section 10(d) hereof. The Investors must determine whether to exercise such right during the period beginning on the earlier of (x) the end of the First Refusal Period and (y) the date of receipt by the Investors of written notice that the Company has elected not to exercise its rights under Section 10(b) and ending 60 days after the Investor’s receipt of the Employee’s notice pursuant to Section 10(a) (the “Second Refusal Period”).
     (d) Manner of Exercise. The rights provided hereunder shall be exercised by written notice to the Employee given at any time during the applicable period. If such right is exercised, the Employee may not sell pursuant to the Qualified Offer any of the Shares that the Company or the Investors have elected to purchase and the Company or the Investors, as the case may be, shall deliver to the Employee cash, check or other readily- available funds for the Offer Price, against delivery of certificates or other instruments representing the Shares so purchased, appropriately endorsed by the Employee, and free and clear of all security interests, liens, claims, encumbrances, charges, etc. Notwithstanding the foregoing, neither the Company nor the Investors, as the case may be, shall deliver any cash, check or other readily-available funds for the Offer Price to the Employee prior to the date which is six months and one day from the date of the Employee’s acquisition of the Shares pursuant to this Agreement.

     (e) Additional Requirements for Sale. Subject to Section 4, if neither the Company nor the Investors shall have exercised its rights under this Section 10, then the Employee may Transfer the Offered Shares to (but only to) the intended purchaser named in his notice to the Company and the Investors at the Offer Price and on the Offer Terms; provided that:
     (i) such Transfer must be consummated within 30 days following the expiration of the Second Refusal Period; and
     (ii) the intended purchaser must first agree in writing in form and substance satisfactory to the Company to make and be bound by the representations and warranties set forth in Section 3(b), Section 3(e), Section 3(f), Section 3(g) and to agree to and be bound by the covenants and other restrictions set forth in this Agreement (including, but not limited to, Section 4, Section 8, Section 9, Section 10, Section 11 and Section 13) and such other covenants or restrictions as the Company shall reasonably request (it being understood that the Employee and any intended purchaser therefrom shall not have any of the benefits provided for in Section 6).
Any purported Transfer in violation of this Section 10 shall be void abinitio.
     (f) Allocation by Investors. The Employee acknowledges and agrees that the Investors may allocate their rights to purchase any or all of the Offered Shares within the Second Refusal Period, as among themselves, in such manner as they, in their sole discretion, may agree from time to time.
     Section 11. Holdback Agreements. If the Company files a registration statement under the Securities Act with respect to an underwritten public offering of any shares of its capital stock, the Employee shall not effect any public sale (including a sale under Rule 144 under the Securities Act or other similar provision of applicable law) or distribution of any Common Shares, other than as part of such underwritten public offering, during the 20 days prior to and the 180 days after the effective date of such registration statement (or such other period as may be generally applicable to or agreed by the Company’s senior-most executives). If the Company files a prospectus in connection with a takedown from a shelf registration statement, the Employee shall not effect any public sale (including a sale under Rule 144 under the Securities Act or other similar provision of applicable law) or distribution of any Common Shares, other than as part of such offering, for 20 days prior to and 90 days after the date the prospectus supplement is filed with the Securities and Exchange Commission (or such other period as may be generally applicable to or agreed by the Company’s senior-most executives).
     Section 12. Certain Definitions
     (a) As used in this Agreement, the following terms shall have the meaning set forth below:
     “Affiliate” has the meaning given in the Stock Incentive Plan.
     “Agreement” means this Employee Stock Subscription Agreement, as amended from time to time in accordance with the terms hereof.
     “Applicable Percentage” has the meaning given in Section 9(b).
     “Business” means the rental or leasing of construction-related or similar equipment.
     “Board” has the meaning given in the Stock Incentive Plan.
     “Cause” has the meaning given in the Stock Incentive Plan.
     ”Closing” has the meaning given in Section 2(a).
     “Closing Date” means [November 27, 2006].
     “Common Shares” means the common stock, par value U.S. $.01 per share, of the Company.
     “Company” means Atlas Copco North America Inc. (to be renamed RSC Holdings Inc.), a Delaware corporation, provided that for purposes of determining the status of Employee’s employment with the “Company,” such term shall include the Company and its Subsidiaries.
     “Competitive Business” has the meaning given in Section 7(b)(i).
     “Confidential Information” has the meaning given in Section 7(c).
     “Custodian” has the meaning given in Section 9(c).
     “Determination Date” has the meaning given in Section 6(c).
     “Disability” has the meaning given in the Stock Incentive Plan.
     “Drag-Along Closing” has the meaning given in Section 9(a).

     “Drag-Along Notice” has the meaning given in Section 9(a).
     “Employee” means the purchaser of the Shares whose name is set forth on the signature page of this Agreement; provided that following such person’s death, the “Employee” shall be deemed to include such person’s beneficiary or estate and following such person’s Disability, the “Employee” shall be deemed to include any legal representative of such person.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations thereunder that are in effect at the time, and any reference to a particular section thereof shall include a reference to the corresponding section, if any, of any such successor statute, and the rules and regulations thereunder.
     “Fair Market Value” has the meaning given in the Stock Incentive Plan.
     “Financing Agreements” has the meaning given in Section 6(f).
     “First Refusal Period” has the meaning given in Section 10(b).
     “Investors” has the meaning given in the Stock Incentive Plan.
     “Investors’ Initial Holdings” means the number of Common Shares held by the Investors as of the Closing Date plus any additional shares acquired within twelve months of the Closing Date.
     “Offer Price” has the meaning given in Section 10(a).
     “Offer Terms” has the meaning given in Section 10(a).
     “Offered Shares” has the meaning given in Section 10(a).
     “Option” has the meaning given in the Stock Incentive Plan.
     “Option Period” has the meaning given in Section 6(a).
     “Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
     “Public Market” shall be deemed to have been established at such time as 30% of the Common Shares (on a fully diluted basis) has been sold to the public pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 or pursuant to a public offering outside the United States.
     “Public Offering” has the meaning given in the Stock Incentive Plan.
     “Purchase Price” means the purchase price per Share determined in accordance with Section 6(c).
     “Qualified Offer” means an offer to purchase Shares from a single purchaser and which must be in writing and for cash or other immediately-available funds, be irrevocable by its terms for at least 60 days and be a bona fide offer as determined in good faith by the Board or the Compensation Committee thereof.
     “Retirement” means the Employee’s retirement from active service on or after the Employee reaches normal retirement age.
     “Rule 144” means Rule 144 under the Securities Act (or any successor provision thereto).
     “Sale Notice” has the meaning given in Section 8(a).
     “Second Refusal Period” has the meaning given in Section 10(c).
     “Securities Act” means the United States Securities Act of 1933, as amended, or any successor statute, and the rules and regulations thereunder that are in effect at the time and any reference to a particular section thereof shall include a reference to the corresponding section, if any, of any such successor statute, and the rules and regulations thereunder.
     “Shares” has the meaning given in Section 1(a), and for purposes of Section 4, Section 5, Section 7, Section 8, Section 9, Section 10, and Section 11 it also includes Common Shares delivered as dividends in respect of the Shares.
     “Stock Incentive Plan” means the Atlas Copco North America Inc. (to be renamed RSC Holdings Inc.) Stock Incentive Plan adopted by the Board, as amended from time to time.
     “Subsidiary” has the meaning given in the Stock Incentive Plan.
     “Third-Party Buyer” means any Person other than (i) the Company or any of its Subsidiaries, (ii) any employee benefit plan of the Company or any of its Subsidiaries, (iii) the Investors, (iv) any Affiliates of any of the foregoing, or (v) any investment fund or vehicle, other than the Investors, managed, sponsored or advised by the Investors.
     “Transfer” means any sale, assignment, transfer, pledge, encumbrance, or other director indirect disposition (including a hedge or other derivative transaction).
     “Unforeseen Personal Hardship” means financial hardship arising from (i) extraordinary medical expenses or other expenses directly related to illness or disability of the Employee, a member of the Employee’s immediate family or one of the Employee’s parents or (ii) payments necessary or required to prevent the eviction of the Employee from the Employee’s principal residence or foreclosure on the mortgage on that residence.
     Section 13. Miscellaneous
     (a) Authorization to Share Personal Data. The Employee authorizes any Affiliate of the Company that employs the Employee or that otherwise has or lawfully obtains personal data relating to the Employee to divulge or transfer such personal data to the Company or a to a third party, in each case in any jurisdiction, if and to the extent appropriate in connection with this Agreement or the administration of the Stock Incentive Plan.
     (b) Unforeseen Personal Hardship. If the Employee, prior to a Public Offering and still in the employment of the Company, experiences Unforeseen Personal Hardship, the Board will carefully consider any request by the Employee that the Company repurchase the Employee’s Shares at the Purchase Price, but the Company shall have no obligation to do so.
     (c) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company, any of the Investors or the Employee, as the case may be, at the following addresses or to such other address as the Company, the Investors or the Employee, as the case may be, shall specify by notice to the others:

     (i) if to the Company, to it at:
Atlas Copco North America Inc. (to be renamed RSC
Holdings Inc.)
c/o Ripplewood Holdings, L.L.C.
One Rockfeller Plaza, 32nd Floor
New York, NY 10020
Attn: Christopher P. Minnetian, Esq.
(212) 218-2778 (telecopier)
(212) 582-6700 (telephone)
cminnetian@ripplewood.com (email)
Atlas Copco North America Inc. (to be renamed RSC
Holdings Inc.)
c/o Oak Hill Capital Management, L.L.C.
717 Fifth Avenue, 12th Floor
New York, NY 10022
Attn: John R. Monsky, Esq.
(212) 527-8450 (telecopier)
(212) 527-8490 (telephone)
jmonsky@oakhillcapital.com
with copies (which shall not constitute notice) to the Persons listed in clause (iv)
below).
     (ii) if to the Employee, to the Employee at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Employee.
     (iii) if to any Investor, to the Persons listed in clause (iv) below:
     (iv) Copies of any notice or other communication given under this Agreement shall also be given to:
Ripplewood Holdings, L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020
Attn: Christopher P. Minnetian, Esq.
(212) 218-2778 (telecopier)
(212) 582-6700 (telephone)
cminnetian@ripplewood.com (email)

Oak Hill Capital Management, L.L.C.
717 Fifth Avenue, 12th Floor
New York, NY 10022
Attn: John R. Monsky, Esq.
(212) 527-8450 (telecopier)
(212) 527-8490 (telephone)
jmonsky@oakhillcapital.com
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn: Jeffrey J. Rosen, Esq.
(212) 909-6836 (telecopier)
(212) 909-6000 (telephone)
jrosen@debevoise.com (email)
All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.
     (d) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Except as otherwise provided herein with respect to the Investors, nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
     (e) Waiver; Amendment.
     (i) Waiver. Any party hereto may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement, and (C) waive or modify performance of any of the obligations of the other parties under this Agreement, provided that any waiver of the provisions of Section 4 through and including Section 11 or this Section 13(e) must be consented to in writing by the Investors. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, but not limited to, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.
(ii) Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Employee and the Company, provided that the provisions of Section 4 through Section 11 and this Section 13 may be amended by vote of a majority (by number of Common Shares) of the Employees who hold Common Shares purchased pursuant to a stock subscription agreement having comparable provisions; provided, further, that any amendment adversely affecting the rights of the Investors hereunder must be consented to by the Investors.
     (f) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Employee without the prior written consent of the other parties, provided that any Investor may assign from time to time all or any portion of its rights under this Agreement, to one or more persons or other entities designated by it and the Company may assign this Agreement to a person or other entity in connection with the transfer of all or substantially all of the assets of the Company to such person or entity pursuant to a merger or other transaction.
     (g) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction, except to the extent the laws of another jurisdiction specifically and mandatorily apply.
     (h) Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 13(h).
     (i) Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     (k) Jurisdiction. The parties hereto hereby irrevocably submit and consent to the nonexclusive jurisdiction of the State and Federal Courts (the “Courts”) located in the Borough of Manhattan in The City of New York in the State of New York with respect to any action or proceeding arising out of this Agreement or any matter arising therefrom or relating thereto. In any such action or proceeding, each party hereto waives personal service of the summons and complaint or other process and papers therein and agrees that the service thereof may be made by mail directed to such party at the address for such party provided herein, service to be deemed complete 7 days after mailing, or as permitted under the rules of either of the Courts.

     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

ATLAS COPCO NORTH AMERICA INC. (to be renamed RSC Holdings Inc.)
By:	/s/ Joseph Turturica
	Name:	Joseph Turturica
	Title:	Senior Vice President

THE EMPLOYEE:
Keith A. Sawottke

By:	/s/ Joseph Turturica
as Attorney-in-Fact
	Name:	Joseph Turturica

Address of the Employee:

[Employee Home Address]

Total Number of
Common Shares to be Purchased:	1,505.03

Per Share Price	$244.25

Total Purchase Price:	$367,603.69

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